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Exhibit 23-2--Consent of Saltmarsh, Cleaveland, and Gund

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation and Commerce Bank of Alabama Incentive Stock Compensation Plan of our report dated March 19, 1999, with respect to the consolidated financial statements of Emerald Coast Bancshares, Inc. and Subsidiary (not presented separately in the 2000 Annual Report on Form 10-K) included in the Annual Report of The Banc Corporation (Form 10-K) for the year ended December 31, 2000.

Saltmarsh, Cleaveland, and Gund

Pensacola, Florida
March 30, 2001